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                                                      Exhibit 8


                         GROW GROUP, INC.
                         200 Park Avenue
                     New York, New York 10166

                                      February 14, 1995

   Corimon, S.A.C.A.
   Calle Hans Neumann Edf. Corimon
   Los Cortijos de Lourdes
   Venezuela

   Attention:  Mr. Arthur Broslat
               Chief Financial Officer, and
               Gustavo Mata-Borjas, Esq.
               General Counsel

   Gentlemen:

             We refer to the Standstill Agreement dated
   July 21, 1992, as amended (the "Agreement"), by and among Grow Group, Inc., a New York corporation (the "Company"), on the one hand, and Corimon, S.A.C.A., a Venezuelan corpo-ration ("Corimon"), and Corimon Corporation, a Delaware corporation and indirect wholly-owned subsidiary of Corimon (and, together with Corimon, the "Shareholders"), on the other hand. All capitalized words or terms used in this letter have the same meanings ascribed to them in the Agreement unless otherwise specifically defined herein.

             1.  Clauses (i) and (ii) of Section 1.2 of the
   Agreement are amended in their entirety to read as follows:

             "(i) the date on which directors of the
             Company are elected at the Company's 1996
             Annual Meeting of Shareholders or
             (ii) October 31, 1996;"

   and the remainder of Section 1.2 of the Agreement shall remain unchanged and in full force and effect.

             2. In accordance with Sections 3.1 and 4.1 of the Agreement, the Company, acting pursuant to the vote of a majority of the members of its Board of Directors who are not Shareholder Designees, hereby consents to (i) the issuance by Corimon Corporation to Fidelity Capital & Income Fund ("Fidelity Capital") of $8 million aggregate principal amount of Exchangeable Preferred Stock (the "Preferred Stock") which is exchangeable for 516,129 of the Shares of Common Stock owned by the Shareholders, subject to customary adjustments, in accordance with the terms of Appendix A hereto captioned "Terms of CRM Exchangeable Preferred Stock," and (ii) the transfer of such Shares of Common Stock


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   to Fidelity Capital in accordance with the terms of the
   Preferred Stock. The foregoing consent by the Company is subject to the condition that, and will not take effect unless, all proceeds received by the Shareholders in connection with the sale of the Preferred Stock to Fidelity Capital are used by the Shareholders to make investments in Standard Brands Paint Company ("Standard Brands").

             3.  In accordance with Section 4.1 of the
   Agreement, the Company, acting pursuant to the vote of a majority of the members of its Board of Directors who are not Shareholder Designees, hereby consents to the pledge by the Shareholders to Fidelity Capital of up to 1,350,000 of the Shares of Common Stock held by the Shareholders to secure indebtedness of Corimon Corporation issued to Fidelity Capital. The foregoing consent by the Company is subject to the condition that, and will not take effect unless, all amounts which are secured by such Shares of Common Stock are used by the Shareholders to make investments in Standard Brands.

             4. The Shareholders represent and warrant to the Company that, in connection with the transactions between the Shareholders and Fidelity Capital referred to herein,
   (i) the information and disclosures made by the Shareholders to Fidelity Capital do not contain any untrue statement of a material fact and do not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and
   (ii) Fidelity Capital and its representatives have been given the opportunity to ask questions of, and receive information from, the Shareholders relating to the Company, its business and prospects. The Shareholders agree to indemnify and hold harmless the Company, its officers, directors and affiliates from any and all liabilities, damages, costs and expenses (including attorneys fees) arising from or relating to the transactions between the Shareholders and Fidelity Capital referred to in paragraphs 2 and 3 hereof, including, without limitation, any liability under the federal securities law.

             5.  This letter, when countersigned by the
   Shareholders, will constitute an amendment of Section 1.2 of the Agreement as set forth in paragraph 1 hereof, consent by the Company to the matters specifically referred to paragraphs 2 and 3 hereof, and the agreement of the Shareholders as set fort in paragraph 4 hereof. Except as


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   otherwise specifically provided herein, the Agreement will remain in full force and effect.


                                 Very truly yours,

                                 Grow Group, Inc.



                                 By:/s/ Russell Banks
                                    Russell Banks,
                                    President



   Agreed to this 14th day
   of February 1995:

   CORIMON, S.A.C.A.


   By:  /s/ Arthur Broslat
        Arthur W. Broslat,
        Director-Chief Financial Officer


   By:  /s/ Gustavo Mata-Borjas
        Gustavo Mata-Borjas,
        Director-General Counsel



   CORIMON CORPORATION


   By:  /s/ Arthur Broslat
        Arthur W. Broslat, Director


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                                                     Appendix A




            Terms of CRM Exchangeable Preferred Stock


   Issuer                        Corimon corporation, a
                                 Delaware corporation

   Description                   exchangeable preferred stock

   Amount                        $8 million

   Number of Shares              516,129

   Issue Price and Liquidation   $15.50 per share
   Preference

   Dividends                     Quarterly at prime rate,
                                 when, as and if declared by
                                 the board of directors;
                                 undeclared dividends
                                 accumulate

   Exchange Feature              Exchangeable at any time
                                 after 10/31/95 into common
                                 stock of Grow Group Inc.
                                 ("GRO") held by CRM at a
                                 price equal to $15.50 per
                                 share (100% of Issue Price
                                 per share), subject to
                                 customary adjustments;
                                 however in lieu of
                                 transferring GRO common stock
                                 on exchange, as to the whole
                                 or part of any exchange, CRM
                                 may deliver the cash
                                 equivalent thereof based on
                                 the then-current market price
                                 of the GRO common stock
                                 (according to a formula to be
                                 negotiated by the parties as
                                 part of the definitive
                                 agreement)

   Redemption                    Mandatory on fifth
                                 anniversary of Closing at a
                                 price equal to liquidation
                                 preference plus accumulated
                                 dividends, if any

   Call Provision                Anytime prior to 10/31/95 at
                                 $15.75 (for first month,
                                 increasing by $0.25 each
                                 month thereafter until
                                 $17.75) plus accumulated
                                 dividends, if any;


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                                 anytime after 10/31/95 and
                                 prior to second anniversary
                                 of Closing upon change of
                                 control, reorganization or
                                 recapitalization of GRO at
                                 higher of (i) change of
                                 control, reorganization or
                                 recapitalization price or
                                 (ii) liquidation preference
                                 plus accumulated dividends,
                                 if any; anytime after second
                                 anniversary of Closing at
                                 liquidation preference plus
                                 accrued dividends, if any
                                 (the exchange right will
                                 remain applicable until
                                 completion of such call for
                                 redemption)

   Registration                  The CRM preferred stock will
                                 be privately placed and
                                 restricted as to transfer.
                                 CRM will use best efforts to
                                 cause GRO to register the GRO
                                 common stock transferable
                                 upon exchange, or to cause
                                 GRO to extend registration
                                 rights to FCI permitting
                                 resale of the GRO common
                                 stock.  Otherwise the GRO
                                 common stock will be legended
                                 and have the status of
                                 restricted securities.